As Filed with the Securities and Exchange Commission on March 31, 1999
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                           COLUMBIA LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                                             59-2758596
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)


                      2875 NORTHEAST 191 STREET, SUITE 400
                             AVENTURA, FLORIDA 33180
                                 (305) 933-6089
   (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                                DAVID L. WEINBERG
                             CHIEF FINANCIAL OFFICER
                           COLUMBIA LABORATORIES, INC.
                      2875 NORTHEAST 191 STREET, SUITE 400
                             AVENTURA, FLORIDA 33180
                                 (305) 933-6089
    (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             STEPHEN M. BESEN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check this following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


NY2:\386144\01\89Y801!.DOC\37965.0012

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------ ------------- ------------------ ------------------------ --------------
                                                               Proposed Maximum   Proposed
                                                 Amount        Offering Price     Maximum                  Amount of
Title of Each Class of                           To be         Per Unit(2)        Aggregate                Registration
Securities to be Registered(1)                   Registered                       Offering Price           Fee
------------------------------------------------ ------------- ------------------ ------------------------ --------------
Common stock issuable upon conversion of            2,378,571              $2.80               $6,660,000       $1,851.48
Series C Convertible Preferred Stock
------------------------------------------------ ------------- ------------------ ------------------------ --------------
Common stock issuable upon conversion of 7            662,032           $15.1050              $10,000,000       $2,780.00
1/8% Convertible Subordinated Note Due March
15, 2005
------------------------------------------------ ------------- ------------------ ------------------------ --------------
Common stock issuable upon exercise of                 20,000             $16.00                 $320,000          $88.96
outstanding Warrants
------------------------------------------------ ------------- ------------------ ------------------------ --------------
Common stock issuable upon exercise of                 20,000             $18.00                 $360,000         $100.08
outstanding Warrants
------------------------------------------------ ------------- ------------------ ------------------------ --------------
Common stock issuable upon exercise of                 20,000             $20.00                 $400,000         $111.20
outstanding Warrants
------------------------------------------------ ------------- ------------------ ------------------------ --------------
Common stock issuable upon exercise of                120,000              $5.00                 $600,000         $166.80
outstanding Warrants
------------------------------------------------ ------------- ------------------ ------------------------ --------------
Common stock issuable upon exercise of                225,000            $4.8125               $1,082,813         $301.03
outstanding Warrants
------------------------------------------------ ------------- ------------------ ------------------------ --------------
Common stock issuable upon exercise of                233,100              $3.50                 $815,850         $226.81
outstanding Warrants
------------------------------------------------ ------------- ------------------ ------------------------ --------------
Total                                               3,678,703                                                   $5,626.36
------------------------------------------------ ------------- ------------------ ------------------------ --------------


(1) This registration statement is being used to register 2,378,571 shares of common stock underlying convertible preferred stock owned by selling stockholders, 662,032 shares of common stock underlying convertible subordinated notes owned by selling stockholders and 638,100 shares of common stock underlying warrants owned by selling stockholders, plus an indeterminate number of shares of common stock which may be issued by reason of the antidilution provisions of the preferred stock, subordinated notes and warrants.
(2) Calculated pursuant to Rule 457(g).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   Subject to completion, dated March 31, 1999

PROSPECTUS

                           COLUMBIA LABORATORIES, INC.

                        3,678,703 Shares of Common stock


         The stockholders identified in this prospectus are offering:

              o 2,378,571 shares of common stock underlying convertible preferred stock owned by selling stockholders;

              o 662,032 shares of common stock underlying a convertible subordinated note owned by a selling stockholder; and

              o 638,100 shares of common stock underlying warrants owned by selling stockholders.

         Columbia will not receive any of the proceeds from sales of the shares.

         Columbia common stock trades on the American Stock Exchange under the symbol COB.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF MATERIAL RISKS THAT AN INVESTOR SHOULD CONSIDER BEFORE BUYING COLUMBIA COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.







                      The date of this prospectus is , 1999

                                TABLE OF CONTENTS


                                                                PAGE



THE COMPANY......................................................1

RISK FACTORS.....................................................2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................8

WHERE YOU CAN FIND MORE INFORMATION..............................9

USE OF PROCEEDS.................................................10

SELLING STOCKHOLDERS............................................11

PLAN OF DISTRIBUTION............................................13

LEGAL MATTERS...................................................14

EXPERTS.........................................................14

                                   THE COMPANY

         Because this is a summary, it does not contain all the information about Columbia that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this Prospectus.

         We are currently engaged in the development and sale of pharmaceutical products and cosmetics. Our objective is to develop unique pharmaceutical products that treat female specific diseases and conditions including infertility, dysmenorrhea, endometriosis, hormonal deficiencies and that prevent sexually transmitted diseases. Our research in endocrinology has also led to the development of a product to treat "andropause" in men. Our products primarily utilize our patented Bioadhesive Delivery System.

         We have focused on women's health care because of the significant number of women's health and hygiene needs which have not been met by available products and because we have found vaginal delivery of pharmaceutical products to be particularly effective. We intend to continue to develop products that improve the delivery of previously approved drugs.

         Our principal executive offices are located at:

                     2875 Northeast 191st Street, Suite 400
                             Aventura, Florida 33180
                                 (305) 933-6089

         Our subsidiaries, all of which are wholly-owned, are Columbia Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA, Columbia Laboratories (UK) Limited and Columbia Research Laboratories, Inc.

                                  RISK FACTORS

        You should carefully consider the following risk factors as well as the other information contained and incorporated by reference in this prospectus before making an investment in the common stock. Any one or a combination of these risk factors may have a material adverse effect on Columbia.

OUR HISTORY OF LOSSES MAY RESULT IN A SHORTAGE OF WORKING CAPITAL FOR OUR OPERATIONS.

         We cannot assure you that funds generated from operations will be sufficient to achieve our research and development plans. For the fiscal year ended December 31, 1998, we had a net loss of $13,859,734, which was primarily the result of a lack of sales and costly research and development activities. We received approximately $2.5 million in purchase orders of our principal product, Crinone 8%, from a major customer in 1998, down from $11.2 million in 1997. If we are unable to generate enough funds from sales of our current products, we expect to need additional funds to continue our research and development, conduct pre-clinical trials and apply for regulatory approval, if necessary. If we are unable to obtain additional funds, we may be unable to continue operations.

WE FACE SIGNIFICANT COMPETITION FROM PHARMACEUTICAL AND CONSUMER PRODUCT COMPANIES.

         We, and our partners, operate in or intend to enter intensely competitive markets. We compete against established pharmaceutical and consumer product companies which market products addressing similar needs. In addition, numerous companies are developing, or in the future may develop, enhanced delivery systems and products which compete with our present and proposed products. Some competitors have greater financial, research and technical resources. These competitors may also have greater marketing capabilities, including the resources to implement extensive advertising campaigns. It is possible that we may not have the resources to withstand these and other competitive forces.

STEPS TAKEN BY US TO PROTECT OUR PROPRIETARY RIGHTS MIGHT NOT BE ADEQUATE.

         Our success and ability to compete is partially dependent on our proprietary technology. We rely primarily on a combination of U.S. patents, trademarks, copyrights, trade secret laws, third-party confidentiality and nondisclosure agreements and other methods to protect our proprietary rights. The steps we take to protect our proprietary rights, however, may not be adequate. Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. Moreover, we may not be able or willing, for financial, legal or other reasons, to enforce our rights.

         Even though we have patents covering the Bioadhesive Delivery System, other companies may independently develop or obtain patent or similar rights to equivalent or superior technologies or processes. Additionally, although we believe that our patented technology has been independently developed and does not infringe on the patents of others, we cannot assure you that our technology does not and will not infringe on the patent of others. In the event of infringement, we may be required to modify our technology or products, obtain licenses or pay license fees. We may not be able to do so in a timely manner or upon acceptable terms and conditions. This may have a material adverse effect on our operations.

         We have filed the following as trademarks in countries throughout the world:

              o      "Replens"

              o      "Advantage-S"

              o      "Advantage-24"

              o      "Advantage-LA"

              o      "Crinone"

              o      "Chronodyne"

         Such trademarks, however, may not afford us adequate protection or we may not have the financial resources to enforce our rights under such trademarks.

THE DEVELOPMENT OF PRODUCTS USING THE BIOADHESIVE DELIVERY SYSTEM IS UNCERTAIN.

         Several potential products using the Bioadhesive Delivery System remain in the early stages of development and remain subject to the risks inherent in the development of products based on innovative technologies, including:

       o      unanticipated development problems;

       o insufficiency of funds to undertake development or substantial change in the development of a specific product; and

       o      pre-marketing regulatory approval.

         We cannot assure you that additional products using the Bioadhesive Delivery System can be successfully developed, can be developed on a timely basis or will prove to be more effective than existing products.

WE RELY ON OTHER COMPANIES TO PROMOTE OUR PRODUCTS IN FOREIGN COUNTRIES.

         We have entered into agreements with other companies for the distribution and marketing of our bioadhesive products in several foreign countries. Our success is dependent to a great extent on the marketing efforts of our distribution and marketing partners, over which we have limited ability to influence. The failure of these companies to aggressively or successfully market our products could have a material adverse effect on our cash flow.

         We may not be able to satisfy all of our obligations under these agreements. The failure to satisfy our obligations under any of these agreements may result in modification or termination of the relevant agreement. This could have a material adverse effect on our business and financial condition.

         As part of these agreements, several of our partners have the right of first option or right of first refusal to license gynecological products that we develop in the future. We are currently in discussions with these partners and other companies regarding the potential licensing of other products. We cannot assure you that we will be able to enter into any of these agreements or that we will receive any up front payments or ongoing royalties. We also cannot assure you that our partners will aggressively or successfully market these products.

OUR DEPENDENCE ON A PRINCIPAL SUPPLIER MAY LIMIT OUR ABILITY TO SECURE NECESSARY MATERIALS.

         Medical grade, cross-linked polycarbophil, the polymer used in our products using the Bioadhesive Delivery System, is currently available from only one supplier, B.F. Goodrich Company. We believe that Goodrich will supply as much of the material as we require because our products rank among the highest value-added uses of the polymer. In the event that Goodrich cannot or will not supply enough of the product to satisfy our needs, we will be required to seek alternative sources of polycarbophil. We cannot assure you that an alternative source of polycarbophil can be obtained or that it can be obtained on satisfactory terms.

WE DEPEND UPON THIRD PARTY MANUFACTURERS WHO MAY NOT BE ABLE TO MEET OUR FUTURE NEEDS.

         We rely on third parties to manufacture our products. These manufacturers may not be able to satisfy our needs in the future. This could have an adverse effect on our profit margins and our ability to deliver our products on a timely and competitive basis.

         GOVERNMENT REGULATION MAY DELAY MARKETING OF THE PRODUCTS.

         Nearly every aspect of the development, manufacture and commercialization of our pharmaceutical products is subject to time consuming and costly regulation by various governmental entities, including:

       o      The Food and Drug Administration;

       o      The Federal Trade Commission;

       o      Applicable state agencies; and

       o Applicable regulatory agencies in those foreign countries where our products are manufactured or distributed.

         New pharmaceutical products that we develop are required to undergo extensive and rigorous testing by the FDA. The FDA has the power to seize adulterated or misbranded products and unapproved new drugs, to require us to recall them from the market, to enjoin further manufacture or sale and to publicize certain facts concerning a product. The manufacturing of our products which are either made or sold in the United States is subject to current Good Manufacturing Practices prescribed by the FDA. Additionally, the labeling of over-the-counter drugs in the United States and the advertising relating to such products are subject to the review of the FTC. As a result of FDA and FTC regulations, obtaining pre-market regulatory approval requires extensive time and money. Delays in obtaining approval from these regulatory agencies can have material adverse effects on our business and prospects.

         As in the United States, a number of foreign countries require pre-marketing approval by health regulatory authorities. Requirements for approval differ from country to country and involve different types of testing. There can be substantial delays in obtaining required approvals from regulatory authorities. Even after approvals are obtained, there can be further delays encountered before the products become commercially available. These delays can have material adverse effects on our business and prospects.

OUR CURRENT INSURANCE COVERAGE COULD BE INSUFFICIENT.

         Due to the nature of our business, we may be exposed to product liability claims by consumers. Although we presently maintain product liability insurance coverage in the amount of $15 million, this may not be sufficient to cover all possible liabilities. An award against us in an amount greater than our insurance coverage could have a material adverse effect on our operations.

         Lake Pharmaceuticals, Inc. has filed an action against us in the United States District Court, Northern District of Illinois. Should Lake prevail in its claims against us, this could have a material adverse effect on our business if our insurance coverage is insufficient to cover the claim. Lake claims it suffered damages as a result of the FDA's allegations in July 1997 that our nonoxynol-9 product, then marketed by Lake under the tradename Advantage-24, was not permitted to be sold under the monograph. This action was dismissed by the Illinois Court and it was transferred to the United States District Court for the Southern District of Florida to be combined with a suit that we have brought against Lake seeking a declaratory judgment on certain contract related issues.

         Some food and drug retailers require us to have a minimum level of product liability insurance coverage before they will purchase or accept our products for retail distribution. Our failure to satisfy insurance requirements could limit our ability to achieve broad retail distribution of our products. This could have a material adverse effect upon our business and financial condition.

THE LOSS OF OUR KEY EXECUTIVES COULD HAVE A SIGNIFICANT IMPACT ON OUR COMPANY.

         Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly Norman
M. Meier, our President and Chief Executive Officer, and William J. Bologna, our Chairman of the Board of Directors. We have entered into employment agreements with Messrs. Meier and Bologna which expire on December 31, 2000. The loss of services of these persons could have a material adverse effect on our business and prospects.

OUR ABILITY TO USE NET OPERATING LOSS CARRYFORWARDS COULD BE REDUCED OR LOST.

         As of December 31, 1998, we had net operating loss carryforwards of approximately $49 million that can be used to reduce our future U.S. federal income tax liabilities. Our ability to use these loss carryforwards to reduce our future U.S. federal income tax liabilities could be lost if we were to experience more than a 50% change in ownership within the meaning of Section 382(g) of the Internal Revenue Code on or before December 31, 2013. If we were to lose the benefits of these loss carryforwards, our earnings and cash resources would be materially and adversely affected.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

         We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business.

         In addition, applicable provisions of Delaware law may affect our ability to declare and pay dividends on our common stock and our preferred stock.

THE MARKET PRICE OF OUR COMMON STOCK CAN FLUCTUATE GREATLY.

         The stock market has at various times experienced extreme price and volume fluctuations that have particularly affected the market price for many emerging growth companies, such as our own, that often have been unrelated to the operating performance or prospects of these companies. These fluctuations, as well as general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of the common stock.

SALES OF LARGE AMOUNTS OF COMMON STOCK MAY ADVERSELY AFFECT MARKET PRICE.

         Sales of large amounts of common stock in the open market could cause the market price of our common stock to drop. We currently have 28,684,687 shares of common stock outstanding, of which 25,322,126 shares are freely tradable. Approximately 3,362,561 shares of our common stock are restricted securities, but may be sold pursuant to Rule 144. We also have the following securities outstanding:

       o      Series A Convertible Preferred Stock

       o      Series B Convertible Preferred Stock

       o      Series C Convertible Preferred Stock

       o      a subordinated convertible note

       o      warrants and options

If all of these securities are exercised or converted, an additional 9,290,331 shares of common stock will be outstanding, all of which have been registered under the Securities Act. When issued, these shares will be freely tradable. The exercise and conversion of these securities is likely to dilute the book value per share of the common stock. In addition, the existence of these securities may adversely affect the terms on which we can obtain additional equity financing.

ANTI-TAKEOVER PROVISIONS COULD IMPEDE OR DISCOURAGE A THIRD-PARTY ACQUISITION OF OUR COMPANY.

         Columbia is a Delaware corporation. Anti-takeover provisions of Delaware law impose various obstacles to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our incorporation under Delaware law and our board's ability to create and issue a new series of preferred stock could impede a merger, takeover or other business combination involving our company or discourage a potential acquiror from making a tender offer for our common stock. This could, under certain circumstances, reduce the market value of our common stock.

YEAR 2000 TECHNOLOGY PROBLEMS MAY DISRUPT OUR BUSINESS.

         In operating a business, we are dependent on information technology and process control systems that employ computers as well as embedded microprocessors. We also depend on the proper functioning of the business systems of third parties. Many computer systems and microprocessors can only process dates in which the year is represented by two digits. As a result, some of these systems and processors may interpret "00" incorrectly as the year 1900 instead of the year 2000, in which event they could malfunction or become inoperable after December 31, 1999. Systems and processors that can properly recognize the year 2000 are referred to as "year 2000 compliant." We are in the process of implementing a year 2000 readiness program.

         The first component of the year 2000 readiness program was to identify all of our internal information technology (IT) and non-IT systems business systems that are susceptible to system failures or processing errors as a result of year 2000 problems. This step has been completed and all systems have been upgraded to be year 2000 complaint, principally through the replacement or modification of computer software of affected systems. The cost incurred for this process approximated $5,000.

         The second component of the year 2000 readiness program is to identify significant service providers, vendors and customers that we believe are critical to our business operations after December 31, 1999. We are taking steps to determine whether they are or expect to be year 2000 compliant by the end of this year. The possible consequences of not being fully year 2000 compliant include:

              o      delays in delivery of products;

              o      delays in the receipt of supplies;

              o      invoice and collections errors; and

              o      inventory obsolescence.

         We cannot assure you that systems of third parties on which we rely will be year 2000 in a timely manner or that a failure to be year 2000 complaint by another company will not have a material adverse impact on our financial condition or results of operations.

         We believe that we have developed an effective program to address the year 2000 problem. Based upon current plans and assumptions, we do not expect that the year 2000 problem will have a material adverse impact on our financial condition or results of operations. We cannot, however, assure you that this will be the case. The ability of third parties with whom we transact business to adequately address their year 2000 issues is outside of our control. Our expectations are also based on the assumption that there will be no general failure of external local, national or international systems, including power, communications, postal or transportation systems, necessary for the ordinary conduct of our business. We will continue to assess the risks presented by the year 2000 problem and will develop contingency plans if, and when, such plans become necessary.

THE EURO CONVERSION MAY NEGATIVELY IMPACT OUR EUROPEAN OPERATIONS.

         With two operating subsidiaries in Europe, economic and political developments in the European Union can have a significant impact on our business. On January 1, 1999, eleven member countries of the European Union established fixed conversion rates between their existing currencies and one common currency, the Euro. The Euro trades on currency exchanges and may be used in business transactions. Under the regulations governing the transition to the Euro, there is a "no compulsion, no prohibition" rule which states that no one is obligated to use the Euro until notes and coinage have been introduced on January 1, 2002. Beginning in January 2002, new Euro-denominated bills and coins will be issued and existing currencies will be withdrawn from circulation.

         Our operating subsidiaries affected by the Euro currency conversion have established plans to address the systems and business issues raised by the Euro currency conversion. These issues include:

       o the need to adapt computer and other business systems and equipment to accommodate Euro-denominated transactions; and

       o the competitive impact of cross-border price transparency which may make it more difficult for business to charge different prices for the same products on a country-by-country basis, particularly once the Euro currency is issued in 2002.

Based on current plans and assumptions, we do not expect that the Euro conversion will have a material adverse impact on our financial condition or results of operations. Uncertainties, however, exist as to the effects the Euro currency may have on our European clients, as well as the impact of the Euro conversion on the economies of the participating countries. In addition, the increased price transparency that will be caused by the introduction of the Euro may negatively impact the pricing of our products in different participating countries. We will continue to evaluate the impact of the introduction of the Euro as we continue to expand our services and the European locations in which we operate.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         The statements contained or incorporated by reference in this prospectus that are not historical facts are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we, or our representatives, have made or may make forward-looking statements, orally or in writing. Furthermore, forward-looking statements may be included in our filings with the SEC as well as in press releases or oral presentations made by or with the approval of one of our authorized executive officers. Forward-looking statements include all statements about our future strategy and most other statements that are not historical in nature. Forward-looking statements are generally identified by words such as "believes," "estimates," "expects,", "intends," "may," "will," "should," or "anticipates" all the negative thereof. Such statements include, without limitation, our expectations regarding:

       o      sales;

       o      earnings or other future financial performance and liquidity;

       o      product introductions;

       o      entry into new geographic regions; and

       o      general optimism about future operations or operating results.

         We caution you to bear in mind that forward-looking statements, by their very nature, involve assumptions and expectations and are subject to risks and uncertainties. Although we believe that the assumptions and expectations reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot assure you that those assumptions or expectations to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, under the caption "Risk Factors." These factors include the following:

       o increased competitive activity from companies in the pharmaceutical industry, some of which have greater resources;

       o social, political and economic risks to our foreign operations, including changes in foreign investment and trade policies, including changes in accounting standards, that affect, or will affect, Columbia in the United States and abroad;

       o foreign currency fluctuations affecting the relative prices at which we and foreign competitors sell our products in the same market; and

       o the ability of Columbia and third parties, including customers or suppliers, to adequately address year 2000 issues.

         Additional information on factors that may affect the business and financial results can be found in filing with the SEC. All forward-looking statements should be considered in light of these risks and uncertainties. We assume no responsibility to update forward-looking statements made in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.
You can also do so at the following regional offices of the Commission:

       o      Seven World Trade Center, 13th Floor, New York, New York 10048.

       o Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the common stock that the selling stockholders may offer under this prospectus. This prospectus, which is a part of the registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Columbia and the common stock, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

         The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

         The following documents filed by Columbia with the SEC pursuant to the Securities Act of 1933, and the Exchange Act of 1934 (File No. 1-12145) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of the offering are incorporated by reference:

       o Columbia's Annual Report on Form 10-K for its fiscal year ended December 31, 1998; and

       o Columbia's Current Report on Form 8-K filed with the SEC on January 7, 1999.

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at:

                           Columbia Laboratories, Inc.
                      2875 Northeast 191 Street, Suite 400
                             Aventura, Florida 33180
              Attention: David L. Weinberg, Chief Financial Officer
                            Telephone: (305) 933-6089

         YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.

                                 USE OF PROCEEDS

         The Shares of common stock being offered are solely for the accounts of the selling stockholders pursuant to various registration rights agreements and warrants agreements. We will not receive any proceeds from the sale of the common stock. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The 3,678,703 shares of common stock which may be offered and sold pursuant to this prosepctus are issuable upon:

       o conversion of Columbia's outstanding 7 1/8% Convertible Subordinated Note.

       o conversion of Columbia's outstanding Series C Convertible Preferred Stock.

       o      exercise of certain outstanding warrants issued by Columbia.

In connection with the issuance of these securities, we entered into various agreements that require us to file a registration statement covering the common stock issuable upon conversion or exercise of these securities. This prospectus is a part of the registration statement we filed with the SEC covering the common stock.

         The following table sets forth information about the selling stockholders and the number of shares of common stock beneficially owned by them, including upon conversion or exercise of the convertible note, the convertible preferred stock and the warrants. We received this information from the selling stockholders. Except as disclosed in this prospectus, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Columbia or any of its predecessors or affiliates. Because the selling stockholders may offer all or some portion of the common stock pursuant to this prospectus, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any sales of the common stock. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

         The shares of common stock are being registered to permit public secondary trading of the shares and the selling stockholders may offer the shares for sale from time to time. See "Plan of Distribution."

---------------------------------------------------------------------------------------------------------------
                                         Beneficial      Number of Shares      Beneficial
                                     Ownership at March   Covered by this   Ownership After
                                          31, 1999          Prospectus          Offering
Selling Stockholders                  Number of Shares                      Number of Shares      Percent of
                                                                                                   Class(1)
---------------------------------------------------------------------------------------------------------------
Achieve Fund (2)                             98,036            98,036                   0            *
---------------------------------------------------------------------------------------------------------------
Bernard Marden                              713,930           196,071             517,859          1.60%
---------------------------------------------------------------------------------------------------------------
Christopher Castroviejo                      29,607            19,607              10,000            *
---------------------------------------------------------------------------------------------------------------
David Landau                                 19,607            19,607                   0            *
---------------------------------------------------------------------------------------------------------------
David M. Knott (3), (4)                  10,675,788            43,920                   0          3.16%
---------------------------------------------------------------------------------------------------------------
Delaware Charter Guarantee & Trust           19,607            19,607                   0            *
FBO Robert W. Ledoux Roth IRA
---------------------------------------------------------------------------------------------------------------
Derwent Limited                             392,143           392,143                   0            *
---------------------------------------------------------------------------------------------------------------
George Voelker                               39,214            39,214                   0            *
---------------------------------------------------------------------------------------------------------------
James J. Apostolakis (3), (5)             1,241,936           198,036           1,043,900          3.23%
---------------------------------------------------------------------------------------------------------------
James R. Berdell - Roth IRA                  39,214            39,214                   0            *
---------------------------------------------------------------------------------------------------------------
John Gildea                                  49,414            39,214              10,200            *
---------------------------------------------------------------------------------------------------------------
Jupiter Partners                             58,821            58,821                   0            *
---------------------------------------------------------------------------------------------------------------
Knott Partners, L.P. (3)                    885,866           465,866                   0           1.30%
---------------------------------------------------------------------------------------------------------------
Morrison Family Trust (6)                   137,250           137,250                   0            *
---------------------------------------------------------------------------------------------------------------
Norman M. Meier  (3), (7)                 1,982,850           137,250           1,845,600          5.70%
---------------------------------------------------------------------------------------------------------------
Shephard Lane (8)                           163,000            25,000             138,000            *
---------------------------------------------------------------------------------------------------------------
Terry Van Der Tuuk                           49,214            39,214              10,000            *
---------------------------------------------------------------------------------------------------------------


         *  Less than 1.0%
      -------------------------

       (1) Based upon 35,540,355 shares of common stock. This includes 28,684,687 shares of common stock outstanding as of March 19, 1999 plus the 3,678,703 shares of common stock registered pursuant to this registration statement.

       (2) Mr. Richard Morrison, the beneficiary of the Morrison Family Trust, is the general partner of the Achieve Fund.

       (3) Columbia, Messrs. William J. Bologna, Norman M. Meier, David M. Knott, Knott Partners, L.P., James J. Apostolakis, Anthony R. Campbell, David Ray and Bernard Marden, have entered into an agreement dated December 14, 1998, to, among other things, express their understandings and agreements with respect to the nomination of persons to serve on Columbia's board of directors during the period commencing on December 14, 1998 and ending immediately prior to Columbia's 2000 Annual Meeting of the stockholders or December 31, 2000, if sooner.

       (4) Mr. Knott is the general partner of Knott Partners, L.P. Mr. Knott beneficially owns 600 shares of common stock held in the IRA account of his wife; 96,100 shares of common stock held in a managed account where he shares the power to vote and dispose of the shares, and 448,000 shares of common stock held in other managed accounts where he holds the sole power to vote and dispose of the shares.

       (5) Since January 1999, Mr. Apostolakis has served as the vice-chairman and a director on the board of directors. Of the 1,241,936 shares beneficially owned by Mr. Apostolakis, 170,750 common shares are owned by corporations owned by Mr. Apostolakis and 17,625 common shares are owned by pension plans and an IRA for the benefit of Mr. Apostolakis.

       (6) Mr. Richard Morrison, the beneficiary of the Morrison Family Trust, is the general partner of the Achieve Fund.

       (7) Mr. Meier has been the President and Chief Executive Officer of Columbia since its inception.

       (8) Mr. Shephard has acted as general legal counsel to Columbia for the last three years.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares of common stock covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may offer their shares for sale in one or more of the following transactions:

       o      on the AMEX;

       o through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which any of the shares of common stock are then listed, admitted to unlisted trading privileges or included for quotation;

       o      in privately negotiated transactions; or

       o      in a combination of such methods of sale.

         The selling stockholders may sell their shares directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, the broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the selling stockholders and/or the purchasers of the shares for whom they may act as agent or to whom they sell the shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. We have not been advised of any selling arrangement at the date of this prospectus between any selling stockholder and any broker-dealer or agent. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         In connection with the distribution of the shares, certain of the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery of the shares to the broker-dealer. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may effect sales of the pledged shares.

         The selling stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of shares by a selling stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer.

         Under the various registration rights agreements and warrant agreements, pursuant to which we filed the registration statement, we agreed to file the reports required to be filed by us under the Securities Act and the Exchange Act in a timely manner and to take such further action as any holder of securities covered by the various registration rights agreements and warrant agreements shall reasonably request to enable such holder to sell his securities without registration, including making publicly available the information necessary to permit sales of the securities pursuant to Rules 144 and 144A under the Securities Act.

         Under the various registration rights agreement and warrant agreements, we are required to bear certain fees and expenses incurred in connection with the registration of the shares of common stock. Columbia and the selling stockholders have agreed to indemnify the other against certain civil liabilities, including certain liabilities arising under the Securities Act and Exchange Act. To the extent such indemnification is unavailable or insufficient, they have agreed to contribute to the amount paid or payable in connection with these liabilities.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Columbia as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 and the related schedule included in Columbia's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants; and as indicated in their reports with respect thereto, are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of Columbia as of December 31, 1998 and for the year ended December 31, 1998 and the related schedule included in Columbia's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Goldstein Golub Kessler LLP, independent public accountants.

                           COLUMBIA LABORATORIES, INC.





                                3,678,703 SHARES





                                  COMMON STOCK










                                   PROSPECTUS





                                     , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated amounts of the expenses of and related to offering are as follows:

         SEC registration fee.................................$5,626.36
         Accounting fees and expenses.........................$8,000.00
         Legal fees and expenses..............................$________
         Miscellaneous........................................$________

         Total................................................$________

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The registration is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         Columbia's bylaws provide that Columbia shall indemnify, to the full extent and under the circumstances permitted by the DGCL in effect from time to time, any past, present or future director or officer, made or threatened to be made a party to an action or proceeding other than one by or in the right of Columbia, by reason of the fact that such person is or was a director or officer, or was serving in such capacities at another entity at the specific request of Columbia, on the same conditions provided by the DGCL.

         As permitted by Section 102(b)(7) of the DGCL, Columbia's certificate of Incorporation contains a provision eliminating the personal liability of a director to Columbia or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

         Columbia maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.       DESCRIPTION

3.1 Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to Columbia's Registration Statement on Form S-1 (File No. 33-22062).*

4.1 Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Columbia, dated as of January 7,1999 (filed as Exhibit 4.1 to Columbia's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998-10-K)).*

4.2 Securities Purchase Agreement, dated as of January 19, 1999, between Columbia and each of the purchasers named on the signature pages thereto (filed as Exhibit 4.2 to the 1998 10-K).*

4.3 Securities Purchase Agreement, dated as of January 19, 1999, among the Columbia, David M. Knott and Knott Partners, L.P. (filed as Exhibit 4.3 to the 1998 10-K).*

4.4 Securities Purchase Agreement, dated as of February 1, 1999, between the Columbia and Windsor Partners, L.P. (filed as Exhibit 4.4 to the 1998 10-K)*.

4.5 Registration Rights Agreement, dated as of January 7, 1999, between the Company and each of the purchasers named on the signature pages thereto (filed as Exhibit 4.5 to the 1998 10-K).*

4.6 Form of Warrant to Purchase Common stock, dated as of January 7, 1999 (filed as Exhibit 4.6 to the 1998 10-K).*

4.7 Form of Warrant to Purchase Common stock .(filed as Exhibit 4.7 to the 1998 10-K).*

4.8 Convertible Note Purchase Agreement, 7 1/8% Convertible Subordinated Note due March 15, 2005 and Registration Rights Agreement all dated as of March 16, 1998 between the Company and SBC Warburg Dillon Read Inc. (filed as Exhibit 10.12 to Columbia's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).*

5        Opinion of Weil, Gotshal & Manges LLP.

23.1     Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).

23.2     Consent of Arthur Andersen LLP.

23.3     Consent of Goldstein Golub Kessler LLP.

24 Power of Attorney (included as part of the signature page of this Registration Statement).


--------------

      *        Incorporated by reference.

ITEM 17. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aventura, Florida, on this 30th day of March, 1999.

                                           COLUMBIA LABORATORIES, INC.

                                           By: /s/ David L. Weinberg
                                               --------------------------------
                                               David L. Weinberg
                                               Chief Financial Officer


                                POWER OF ATTORNEY

         KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David L. Weinberg, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


      SIGNATURE                           TITLE                       DATE


/s/ Norman M. Meier            President, Chief Executive        March 30, 1999
--------------------------     Officer, Director
Norman M. Meier                (Principal Executive Officer)


/s/ William J. Bologna         Chairman of the Board of          March 30, 1999
--------------------------     Directors
William J. Bologna



/s/ James J. Apostolakis       Vice Chairman of the Board        March 30, 1999
--------------------------     of Directors
James J. Apostolakis



/s/ David L. Weinberg          Vice President-Finance and        March 30, 1999
--------------------------     Administration, Chief Financial
David L. Weinberg              Officer, Treasurer and Secretary
                               (Principal Financial and
                               Accounting Officer)

/s/ Dominique de Ziegler       Vice President-Pharmaceutical     March 30, 1999
--------------------------     Development and Director
Dominique de Ziegler

/s/ Jean Carvais               Director                          March 30, 1999
--------------------------
Jean Carvais



/s/ Denis M. O'Donnell         Director                          March 30, 1999
--------------------------
Denis M. O'Donnell



/s/ Selwyn P. Oskowitz         Director                          March 30, 1999
--------------------------
Selwyn P. Oskowitz



/s/ Robert C. Strauss          Director                          March 30, 1999
--------------------------
Robert C. Strauss

                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION

3.1 Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to Columbia's Registration Statement on Form S-1 (File No. 33-22062).*

4.1 Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Columbia, dated as of January 7,1999 (filed as Exhibit 4.1 to Columbia's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998-10-K)).*

4.2 Securities Purchase Agreement, dated as of January 19, 1999, between Columbia and each of the purchasers named on the signature pages thereto (filed as Exhibit 4.2 to the 1998 10-K).*

4.3 Securities Purchase Agreement, dated as of January 19, 1999, among the Columbia, David M. Knott and Knott Partners, L.P. (filed as Exhibit 4.3 to the 1998 10-K).*

4.4 Securities Purchase Agreement, dated as of February 1, 1999, between the Columbia and Windsor Partners, L.P. (filed as Exhibit 4.4 to the 1998 10-K)*.

4.5 Registration Rights Agreement, dated as of January 7, 1999, between the Company and each of the purchasers named on the signature pages thereto (filed as Exhibit 4.5 to the 1998 10-K).*

4.6 Form of Warrant to Purchase Common stock, dated as of January 7, 1999 (filed as Exhibit 4.6 to the 1998 10-K).*

4.7 Form of Warrant to Purchase Common stock .(filed as Exhibit 4.7 to the 1998 10-K).*

4.8 Convertible Note Purchase Agreement, 7 1/8% Convertible Subordinated Note due March 15, 2005 and Registration Rights Agreement all dated as of March 16, 1998 between the Company and SBC Warburg Dillon Read Inc. (filed as Exhibit 10.12 to Columbia's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).*

5        Opinion of Weil, Gotshal & Manges LLP.

23.1     Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).

23.2     Consent of Arthur Andersen LLP.

23.3     Consent of Goldstein Golub Kessler LLP.

24 Power of Attorney (included as part of the signature page of this Registration Statement).

--------------

      *        Incorporated by reference.